CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 17, 2014, relating to the financial statements and financial highlights which appears in the February 28, 2014 Annual Report to Shareholders of Schwab Global Real Estate Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

PricewaterhouseCooopers LLP

San Francisco, California

June 23, 2014